Sprott Funds Trust	Exhibit 99.(d)(1)

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Sub-Advisory Agreement as of December 1, 2022:

Term	Means
“Sub-Advisory Agreement”	The Sub-Advisory Agreement between Sprott Asset Management LP and ALPS Advisors, dated March 14, 2019, as amended
“ALPS Advisors”	ALPS Advisors, Inc.
“Trust”	Sprott Funds Trust
“Investment Adviser”	Sprott Asset Management LP

Except as amended hereby, all terms of the Sub-Advisory Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

SPROTT ASSET MANAGEMENT LP		ALPS ADVISORS, INC.
By:	/s/ John Ciampaglia	By:	/s/ Laton Spahr
Name:	John Ciampaglia	Name:	Laton Spahr
Title:	Chief Executive Officer	Title:	President

Sprott Amendment 1 to Sub-Advisory Agreement

Schedule A to this Amendment
Amendments

As of the Amendment Effective Date, the Sub-Advisory Agreement is amended as follows:

1.	Appendix A is deleted in its entirety and replaced with Appendix A attached hereto.

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Sub-Advisory Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Sub-Advisory Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Sub-Advisory Agreement.

APPENDIX A

LIST OF FUNDS

Sprott Gold Miners ETF

Sprott Junior Gold Miners ETF

Sprott Uranium Miners ETF

Sprott Junior Uranium Miners ETF

Sprott Energy Transition Materials ETF

Sprott Nickel Miners ETF

Sprott Lithium Miners ETF

Sprott Junior Copper Miners ETF